As filed with the Securities and Exchange Commission on April 22, 2014
Registration No. 333-189984

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 ON FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINJAN HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (state or Other Jurisdiction of Incorporation or Organization)	6719 (Primary Standard Industrial Classification Code Number)	20-4075963 (I.R.S. Employer Identification Number)

122 East 42nd Street New York, New York 10168 (646) 755-3320 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Hartstein 122 East 42nd Street New York, New York 10168 (646) 755-3320 (Name, address, including zip code, and telephone number including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to: Elliot Press Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Tel.: (212) 940-6348

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On July 17, 2013, Finjan Holdings, Inc. (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-189984) (as amended, the “Registration Statement”) with the Securities and Exchange Commission, which was declared effective on April 15, 2014.  This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed for purposes of (A) converting the Registration Statement into a registration statement on Form S-3 and (B) otherwise updating the contents of this Registration Statement and the prospectus contained herein.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 22, 2014

21,556,447 Shares FINJAN HOLDINGS, INC. Common Stock

This prospectus relates to the offer and resale or other disposition from time to time by  the selling stockholders of up to 21,556,447 shares of the common stock, par value $0.0001 per share, of Finjan Holdings, Inc. a Delaware corporation.  We will not receive any proceeds from the sale of shares held by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, as set forth in this prospectus under “Plan of Distribution.” These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. If these shares are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.  We have agreed to pay all costs and expenses of this registration.

Our common stock is quoted on OTC Markets – OTCQB tier under the symbol “FNJN.”  We effected a 1-for-12 reverse stock split of our common stock, and our common stock commenced trading on a post-split basis, on August 22, 2013.  On April 21, 2014 the last reported closing bid price for our common stock as reported on the OTCQB tier of the OTC Markets was $5.27 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk.
See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2014

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PROSPECTUS SUMMARY	1
RISK FACTORS	11
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	28
USE OF PROCEEDS	29
SELLING STOCKHOLDERS	30
DESCRIPTION OF CAPITAL STOCK	36
PLAN OF DISTRIBUTION	42
LEGAL MATTERS	45
EXPERTS	45
WHERE YOU CAN FIND MORE INFORMATION	45
INCORPORATION BY REFERENCE	45

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not constitute an offer to sell or a solicitation of offers to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or solicitation of offers to buy securities in any jurisdiction where, or in any circumstances in which, such offer or solicitation is unlawful.

You should assume the information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. Our business, financial condition, results of operations and prospects may have changed since date of this prospectus.   The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires or where otherwise indicated (i) “we,” “our,” “us,” “our company,” “the company” and similar expressions used in this prospectus refer to Finjan Holdings, Inc. (formerly Converted Organics, Inc.) and its consolidated subsidiaries, collectively; (ii)  the term “Finjan” refers to Finjan, Inc., one of our wholly-owned subsidiaries, which we acquired in the acquisition completed on June 3, 2013; and (iii) the term “Converted Organics” refers to Converted Organics of California LLC and its subsidiaries, which we owned prior to our acquisition of Finjan.

Throughout this prospectus, we refer to the business we conduct through Finjan as our “online security technology business” and we refer to the business we conduct through Converted Organics as our “organic fertilizer business.”

We effected a 1-for-12 reverse stock split of our common stock on August 22, 2013.  Throughout this prospectus, all share, share equivalents and per share information is presented on an “as adjusted” basis, giving effect to the 1-for-12 reverse stock split, unless otherwise indicated or the context otherwise requires.

Our Business

Overview

Effective as of June 3, 2013, the date we consummated a reverse acquisition of Finjan and changed our name from “Converted Organics, Inc.” to “Finjan Holdings, Inc.,” we operate two businesses, each of which constitutes a separate reportable segment.  Our two reportable segments include: our web and network security technology segment, which we operate through Finjan, and our organic fertilizer segment, which we operate through Converted Organics. Finjan is considered the acquirer for accounting purposes in the reverse acquisition and we account for the transaction as a reverse business combination.  Consequently, the assets and liabilities and the historical operations that are reflected in our historical financial statements are those of Finjan.  The results of operations of our organic fertilizer segment have been included in our assets and liabilities and our historical operations since June 3, 2013, the date we completed the reverse acquisition.

During the year ended December 31, 2013, we generated revenue, gain on settlements (net of legal costs) and incurred a net loss of approximately $0.7 million, $1.0 million and $6.1 million, respectively.  During fiscal year 2013, all of our revenue was derived from our organic fertilizer segment, our gain on settlement was derived from a licensing agreement achieved from a settlement in our web and network security technology segment and $0.5 million and $5.6 of our net loss was derived from our organic fertilizer and web and network security technology segments, respectively.  During the year ended December 31, 2012, we generated gain on settlement (net of legal costs) of $77.4 million and net income of approximately $51.0 million. During the year ended December 31, 2011, we generated gain on settlements (net of legal costs) of $24.9 million and net income of approximately $24.1 million.

Our Web and Network Security Technology Business

Overview

Through Finjan, we own a portfolio of patents, related to software that proactively detects malicious code and thereby protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats. Finjan’s mission is to invest in innovation and encourage the development of core intellectual property. Founded in 1997, Finjan developed and patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, which were standard in the online security industry during the 1990s.  As the network, web and endpoint security industries have transitioned to behavior-based detection of malicious code, we believe that our patented technology is widely used by third parties.

Development of Finjan’s Business

Finjan was founded in 1997 as a wholly-owned subsidiary of Finjan Software Ltd, an Israeli corporation, which we refer to as “Finjan’s initial parent,” to cultivate proprietary technology that focused on proactively detecting threats to online security by identifying patterns and behavior of online viruses and other malicious code, rather than relying on lists of threats known within the online security industry.   This technology allows users to proactively scan and repel the latest, and often unknown, threats to network, web, and endpoint security on a real-time basis.  Following the development of its patented technology, Finjan’s initial parent, together with its subsidiaries, provided secure web solutions, including security software and hardware, to the enterprise and endpoint markets.

In 2002, Finjan’s initial parent engaged in a reorganization in which Finjan Software, Inc., a Delaware corporation, or “FSI,” was formed to acquire and hold all of the capital stock of Finjan.  Between 2002 and 2009, FSI focused its efforts on research and development and sales and marketing activities in an effort to bolster its position in the industry and enhance its portfolio of content inspection technologies.  During that time period, FSI’s activities were funded primarily by venture capital firms with experience providing capital and management expertise to software security firms, some with investment and operational experience within Israel’s cybersecurity and technology sectors.  Finjan also received financial backing from multi-national software and technology companies.

Between approximately 2002 and 2006, competitors in the online security industry began moving towards real-time, behavior-based, proactive threat detection, at times in violation of Finjan’s patent rights and, beginning in 2005, Finjan commenced licensing and enforcing its patents through litigation against third parties it believed were infringing its patents.

In October 2009, FSI transferred its portfolio of intellectual property to Finjan (its wholly-owned subsidiary at the time).  Thereafter, in November, 2009, FSI sold certain assets, including certain of its operating subsidiaries (other than Finjan) and its sales and marketing assets, and Finjan granted a patent license to M86 Security, Inc., which we refer to as “M86”.  In connection with that transaction, and subsequent to November 2009, FSI and its remaining subsidiaries (including Finjan) ceased the development, marketing and sale of its products, but Finjan retained all of its patents and related rights. Following the M86 transactions, Finjan raised additional funds from its existing stockholders to finance its activities, which have consisted primarily of licensing and enforcing its intellectual property rights in network, web and endpoint security fields.  See “Business—Licensing and Enforcement Business” below.

In April 2013, Finjan distributed securities of two unaffiliated entities which it previously held to FSI, and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan.  Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted, among other things, in the distribution of Finjan common stock to certain of FSI’s stockholders, each of whom received shares of our common stock in the reverse merger described below.

Licensing and Enforcement Business

Through Finjan, we generate revenues and related cash flows by granting intellectual property licenses for the use of patented technologies that we own by actively licensing and enforcing our patent rights against unauthorized use of our technologies (i.e. non-compliant licensees).   Most of our license agreements, whether entered into via negotiated transactions or enforcement litigation or otherwise, are structured on a paid-up basis (meaning we receive a one-time lump sum payment instead of future payments or royalties in exchange for a license to use our technology in accordance with the applicable license agreement), while some of our license agreements provide for future royalty payments in the event the licensee achieves milestones specified in the applicable license agreement. Upon entering into a new patent license agreement, the licensee typically agrees to pay consideration for sales made prior to the effective date of the license, in an amount related to the royalties we would have received had a license been in effect at the time of such sales.  Although the Company is actively pursuing negotiated licenses apart from litigation settlements, the Company has not entered into a license agreement outside of a settlement since 2012.

In June 2006, Finjan’s initial parent filed a patent infringement lawsuit against Secure Computing Corp. and its subsidiaries, which we refer to collectively as “Secure Computing,” in the United States District Court for the district of Delaware, which we refer to as the “Secure Computing Litigation.”  Finjan, which succeeded FSI as the plaintiff in the litigation, asserted that Secure Computing had willfully infringed three of Finjan’s U.S. patents and sought an injunction and damages for such infringement.  In the Secure Computing Litigation, Secure Computing filed counterclaims for patent infringement, asserting that Finjan was infringing two U.S. patents.  At trial, a jury determined that Secure Computing willfully infringed Finjan’s three patents and found that Finjan did not infringe Secure Computing’s patents. The jury awarded Finjan approximately $9.0 million for past infringement and in August 2009 and the award was subsequently increased to approximately $37.3 million, including interest of $3.1 million, in July 2011.  Post judgment interest continued to accumulate until the date of the payment. The court also issued a permanent injunction prohibiting Secure Computing from making, using, selling or offering to sell any infringing products.  In September 2011, Finjan received gross proceeds of $37.9 million from Secure Computing, including $3.1 million of interest, in satisfaction of the judgment.  Finjan paid approximately $9.3 million of legal and success fees incurred in connection with the Secure Computing Litigation from such proceeds.

 In 2010, Finjan filed a patent infringement lawsuit against five additional software and technology companies, which we refer to as the “2010 Litigation.”  Finjan negotiated out-of-court settlements with two of the defendants while three defendants continued to trial.  Following a three-week jury trial held in December 2012, the jury rendered an adverse verdict in the 2010 Litigation.  The jury concluded that the defendants that proceeded to trial were not liable for infringement and also concluded that certain claims in two of Finjan’s patents were invalid.  Finjan filed a post-trial motion to set aside the jury’s verdict, but the motion was denied.  We intend to appeal the jury’s verdict rendering the subject claims of the two patents invalid.  There can be no assurance, however, that such appeal will be successful.  If unsuccessful, the subject claims of the two patents will continue to be invalid in future licensing and enforcement actions.

 In April 2012, Finjan entered into a binding memorandum of understanding, or “MOU,” with one of the parties in the 2010 Litigation. As part of the MOU, Finjan agreed to withdraw its claims against such party in the 2010 Litigation and grant such party a license to use Finjan’s patents.  The license is fully paid up unless the holder of the license has aggregate annual net sales to third party distributors or re-sellers in excess of $10 million (which has not been achieved to date).  The MOU provided for the issuance to Finjan of 3.765% of the party’s common stock, which had a fair value at the time of settlement of approximately $8.4 million, and cash payments in the aggregate amount of $3.0 million, payable in three equal payments of $1.0 million, within eighteen months after the effective date of the final settlement and license agreement.  Finjan has received all of the above-mentioned shares and the three installment payments.  The payments accrued interest at the rate of 4% per annum until paid and were recognized when such payments are received.  Prior to the Reverse Merger, Finjan distributed all of the shares of common stock it received in the Settlement to its then-parent company and accordingly we do not own or have an interest in this company.

In November 2012, Finjan signed a Confidential Settlement, Release and License Agreement with one of the parties to the 2010 Litigation, a large, multinational software and technology company.  Pursuant to the agreement, the counter-party paid a one-time fully paid up license fee to Finjan in the gross amount of $85 million in exchange for a perpetual, non-exclusive worldwide license to all of Finjan’s and its affiliates’ patents, including patent rights owned or controlled by Finjan or its affiliates as of the date of such agreement and patents with a first effective priority date occurring at any time prior to November 2022 that Finjan or its affiliates may own or control after the date of such agreement. Following the signing of the agreement, Finjan dismissed all claims against the counter-party (including its affiliates).

Our web and network security technology segment generated approximately $5.59 million in net loss, $50.96 million in net income and $24.20 million in net income during the years ended December 31, 2013, 2012 and 2011, respectively. Approximately $50 million of our $50.96 million net income for the year ended December 31, 2012 and approximately $24.9 million of our net income for the year ended December 31, 2011 was derived from gains on settlement. For the year ending December 31, 2013, net loss of $5.59 million in our web and network security technology segments was offset by approximately $1.0 million derived from a license achieved in a settlement.

Growth Strategy

Our mission is to invest in innovation and encourage the development of core intellectual property. We believe our patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, is significant and we intend to further monetize our technology through licensing.  This may include the pursuit of new patents relating to technology we currently own through the continued prosecution of pending patent applications relating to our existing technology, the identification of new uses for our existing technology that may be patentable (and obtaining patent protection for such new uses) and prosecuting patent applications in additional (non-U.S.) jurisdictions. We also intend to expand our technology and intellectual property portfolio through strategic partnerships and acquisitions, as discussed below.  Future licensing efforts may involve negotiated transactions or, if necessary, enforcement of our patent rights through litigation or other means.

In addition to expanding our intellectual property portfolio by seeking additional patent protections relating to technology we currently own (as described above), we intend to acquire and develop new technology and invest in intellectual property through acquisitions and strategic partnerships.  We intend to broaden our technology and patent holdings by working with inventors, acquiring technology companies, investing in research laboratories, start-ups, universities, and by creating strategic partnerships with large companies seeking to effectively and efficiently monetize their technology and patent assets.  Currently, however, we do not have the resources to engage in internal research and development or internal development of new technology through our existing operating platform, and we expect that any new technology that we acquire in the foreseeable future will be developed by strategic partners or businesses we may acquire or in which we may invest.  While we anticipate that our initial focus will remain in network, web and endpoint security, we may seek to diversify to a broader software definition in the future.  Our experience with monetizing both technology and patents may be considered useful by potential acquisition candidates and strategic partners who may lack resources (in terms of capital, personnel and time) to effectively and efficiently generate a return for those investments.

As part of our acquisition and strategic partnership strategy, we will seek to identify technology and patents that have been or are anticipated to be widely adopted by third parties in connection with the manufacture or sale of products and services.  To date, other than a small patent portfolio that we acquired in 2005 and substantially sold thereafter, we have not acquired any material technology or intellectual property from third parties and no assurance can be given that we will be able to execute our acquisition and strategic partnership strategy on terms acceptable to us, if at all.  However, we intend to leverage the contacts and expertise of our directors and executive officers who, through their backgrounds in the venture capital, technology and intellectual property monetization industries have experience identifying potentially valuable opportunities for future investment.

Patented Technology

Through Finjan, we currently have twenty-two U.S. patents.  Finjan’s current U.S. issued patents expire at various times from 2016 through 2032 and it currently has four U.S. patent applications pending as of the date of this filing.  Finjan also has 11 international patents and 4 international patent applications pending as of the date of this filing. Although we may from time to time focus on monetizing certain of these patents, we consider all of our patents to be “core” patents for our business.

Competition

We expect to encounter significant competition in the area of patent acquisitions and enforcement.  This includes a growing number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire.  Entities including Acacia Research Corporation, Interdigital, Inc., RPX Corporation (generally on behalf of subscribing operating companies), Rambus Inc., Tessera Technologies Inc., Wi-LAN Inc. and Pendrell Corp. compete in acquiring rights to patents, and we expect more entities to enter the market. Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that we may acquire and/or out-license.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for technology acquisitions and licensing opportunities.

Our Organic Fertilizer Business

Overview

Through our Converted Organics subsidiary, we operate a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture all-natural fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to our agribusiness market.  We anticipate that any future revenue from our fertilizer business will be based upon our continued operation of our Gonzales, CA facility and possibly licensing the use of our technology to others.

We are evaluating whether to continue our organic fertilizer business.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all, or that such business will become profitable.

Production and Sale of Organic Fertilizer

Our organic fertilizer is produced exclusively at our Gonzales, CA plant. The plant currently produces predominantly liquid products; with additional capital it could be modified to enable production of additional dry products as well. Revenue from our fertilizer manufacturing operations is predominately generated from the sale of liquid product to the agribusiness market in California, though we do generate a small amount of revenue from “tip fees” (which are fees charged to waste haulers who pay us a fee for accepting food waste generated by food distributors, food providers and hospitality venues) associated with the receipt of food waste at the facility and sales of a limited amount of dry products.

 Through Converted Organics, we sell and distribute the fertilizer manufactured at the Gonzales, CA plant through a small group of sales professionals who seek out large purchasers of fertilizer for distribution in our target geographic and product markets. Key activities of the sales organization include the introduction of our products to target clients and the development of our relationships with them. Due to Converted Organics’ small size, we believe that the most efficient means of distributing our fertilizer products is on a whole-sale basis to regional distributors, and this method currently accounts for the majority of our sales. To the extent that we make sales directly to customers, we generally require our customers to handle delivery of the product.

To generate product for sale, we use a high temperature liquid compositing, or “HTLC,” process to convert food waste and other feedstock into fertilizer. In simplified terms, the process operates by encouraging naturally-occurring microbes to consume prepared feedstock. The action of the microbes on the feedstock is exothermic (heat-releasing), and causes the temperature of the feedstock to rise to very high, pathogen-destroying levels. Subsequently, thermophilic (heat-loving) bacteria naturally occurring in the food waste utilize oxygen to convert the waste into a rich blend of nutrients and single-cell proteins (aerobic digestion). Feedstock preparation, digestion temperature, rate of oxygen addition, acidity, and inoculation of the microbial regime are carefully controlled to produce products that are highly consistent from batch to batch. The HTLC method can be used in any future operating plants, whether owned by us or licensed.

Our Gonzalez facility is our sole producer of our fertilizer product.  Converted Organics, Inc., the former parent of Converted Organics of California, is considered the acquiree for accounting purposes in the Reverse Merger.  The results of operations of Converted Organics have been included in our assets and liabilities and our historical operations since June 3, 2013, the date we completed the Reverse Merger. Accordingly, the following historical results of operations of Converted Organics are included in the pro forma financial information in the footnotes to the consolidated financial statements included elsewhere in this filing. During 2013, 2012 and 2011, Converted Organics generated approximately $1.6 million (of which approximately $0.7 million was generated after the Reverse Merger and is included in our results of operations), $1.5 million and $2.8 million of revenue, respectively, from the sale of fertilizer from this facility.

Competition

 We operate our organic fertilizer business in a very competitive environment. The organic fertilizer business requires us to compete in three separate areas — organic waste stream feedstock, technology, and end products — each of which is quickly evolving. We believe our organic fertilizer business will be able to compete effectively, with adequate financial resources, because of the abundance of the supply of food waste in our geographic markets, the pricing of our tip fees, and the quality of our products and technology.

Competition for the organic waste stream feedstock includes landfills, incinerators, animal feed, land application, and traditional composting operations.

There are a variety of methods used to treat organic wastes, including composting, digestion, hydrolysis, and thermal processing.

Companies using these technologies may compete with us for organic material.

Despite a large number of new products in the end market, we believe that our products have a unique set of characteristics. We believe positioning and branding the combination of nutrition and disease suppression characteristics will differentiate our products from other organic fertilizers to develop market demand, while maintaining or increasing pricing.

Governmental Regulation

Our end products are regulated by federal, state, county, and local governments, as well as various agencies thereof, including the United States Department of Agriculture.

In addition to the regulations governing the sale of our end products, our current facility and any future facilities are subject to extensive regulation. Specific permit and approval requirements are set by the state and state agencies, as well as local jurisdictions including but not limited to cities, towns, and counties. Any changes to our plant or procedures would likely require permit modifications.

Environmental regulations will also govern the operation of our current facility and any future facilities. Regulatory agencies may require us to remediate environmental conditions at our locations.

Future Development

We need additional capital to build additional plants to grow our organic fertilizer business or we need to license others to use our technology.  Our Converted Organics subsidiary does not have funds to build additional facilities and we have no plans to raise such funds or allocate funds generated from our online security technology business for that purpose.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.  We do not intend to use significant amounts of cash on hand generated by Finjan to fund our organic fertilizer business.

Corporate Information and History

 Finjan Holdings, Inc. (formerly, Converted Organics Inc.) was incorporated in Delaware in January of 2006 for the purpose of establishing a waste-to-fertilizer business. In February 2007, we successfully completed both a $9.9 million initial public offering of stock and a $17.5 million bond offering with the New Jersey Economic Development Authority. The net proceeds of these offerings were used to develop and construct a fertilizer manufacturing facility in Woodbridge, New Jersey. In January of 2008, we acquired the assets of Waste Recovery Industries, LLC and United Organic Products, LLC, including our processing facility in Gonzales, California and related technology rights. Also in 2008, operations commenced at the Woodbridge, New Jersey plant, with the production of dry fertilizer product beginning in 2009. We subsequently began distribution of the dry product in the professional turf and retail markets. In 2009, we also raised $27 million of additional capital and the Gonzales, California facility became cash flow positive. In 2010, we closed the Woodbridge, New Jersey plant, making the Gonzales, California plant our sole fertilizer manufacturing facility.

 In March 2010, we began to operate an Industrial Wastewater Resources, or “IWR,” division to leverage our exclusive license of the LM-HT Concentrator technology for the treatment of industrial wastewater.  On March 23, 2010, we entered into a loan and license agreement with Heartland Technology Partners, LLC, or “HTP.”  On September 17, 2012, we completed a transaction with HTP whereby we terminated all rights under the license agreement in exchange for $650,000 and we no longer have any rights under that agreement.  In light of the termination of our agreement with HTP, we will not generate future revenue from, or own any assets in, the IWR segment of our business and as such, the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On May 20, 2010, we formed TerraSphere Inc., a Delaware C corporation and a wholly owned subsidiary of the Company, for the purpose of acquiring the membership interests of TerraSphere Systems, LLC, or “TerraSphere Systems.” On July 6, 2010, we, TerraSphere Inc., Terrasphere Systems and the members of TerraSphere Systems entered into a membership interest purchase agreement, pursuant to which we agreed to acquire the membership interests of TerraSphere Systems. The agreement was approved by our stockholders on September 16, 2010 and we acquired 95% of the membership interests of TerraSphere Systems on November 12, 2010.  TerraSphere Systems is in the business of designing, building, and operating highly efficient and scalable systems, featuring a patented, proprietary technology that utilizes vertically-stacked modules to house rows of plants, which are then placed perpendicular to an interior light source to grow pesticide and chemical-free organic fruits and vegetables. On December 7, 2012, we entered into an agreement, whereby we transferred our entire ownership of TerraSphere Inc. and its subsidiaries to a third party.  The purchaser received all of the assets of TerraSphere Inc. and its subsidiaries, assumed all of the liabilities of TerraSphere Inc. and its subsidiaries and paid us nominal cash consideration.  In light of the sale of TerraSphere Inc. and its subsidiaries, we will not generate future revenue from the vertical farming segment of our business.

On June 3, 2013, we entered into an Agreement and Plan of Merger, which we refer to as  the “Merger Agreement,” with Finjan and COIN Merger Sub, Inc., or “Merger Sub,”  pursuant to which Merger Sub merged with and into Finjan, with Finjan being the surviving corporation.  Throughout this prospectus, we refer to the transactions contemplated by the Merger Agreement as the “Reverse Merger.”  The Reverse Merger was consummated on June 3, 2013.  As a result of the Reverse Merger, Finjan became our wholly-owned subsidiary and former holders of Finjan’s capital stock received an aggregate of 20,467,058 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split that we effected on August 22, 2013) of our common stock, or 91.5% of our outstanding common stock at the effective time of the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,476 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split) of our common stock issued pursuant to the Merger Agreement).

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into an  Exchange Agreement, which we refer to as the “Exchange Agreement,” with Hudson Bay Master Fund Ltd., a Cayman Islands company, which we refer to as “Hudson Bay,” and Iroquois Master Fund Ltd., a Cayman Islands company, which we refer to “Iroquois.” Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 105,554 shares (on an adjusted basis after giving effect to the 1-for-500 and 1-for-12 reverse stock splits effected on June 3, 2013 and August 22, 2013, respectively) of our common stock for an aggregate of 1,789,470 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split that we effected on August 22, 2013) of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,476 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split) of our common stock issued pursuant to the Merger Agreement).   Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

 Prior to the Reverse Merger, our corporate name was “Converted Organics, Inc.”  On June 3, 2013, we entered into an Agreement and Plan of Merger with our wholly-owned subsidiary, Finjan Holdings, Inc., a Delaware corporation, which was formed solely for the purpose of effecting the change of our corporate name, which we refer to as “Name Change Merger Sub,” pursuant to which, on June 3, 2013, Name Change Merger Sub was merged with and into our company, and our company remained as the surviving corporation.  Upon filing of the Certificate of Ownership and Merger reflecting the merger of Name Change Merger Sub with and into our company with the Delaware Secretary of State on June 3, 2013, we changed our corporate name from Converted Organics, Inc. to Finjan Holdings, Inc., without obtaining shareholder approval, through a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware.  In connection with our name change, the symbol for our common stock was changed to “FNJN,” effective July 2, 2013.

For additional information regarding Finjan’s corporate history, please see “Business—Online Security Technology—Development of Finjan’s Business” above.

Certain Risks Affecting Us

Our business is subject to numerous risks, as more fully described below in the section of this prospectus entitled “Risk Factors,” including the following:

•	Finjan’s limited operating history makes it difficult to evaluate its current business and future prospects.

•	We are presently reliant exclusively on a limited number of patented technologies that we own through Finjan.

•	The value of our patent assets may decline.

•	We expect litigation to enforce our patents to be time-consuming, costly and unpredictable.

•	Finjan’s revenues are unpredictable, and this may harm our financial condition.

•	If we do not expand our licensable technology portfolio with commercially successful technologies, our prospects could be adversely affected.

•	Concentration of ownership among our directors and largest stockholders may prevent new investors from influencing significant corporate decisions.

•	An active, liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

•	If and when our registration statement becomes effective, a significant number of shares of common stock will be eligible for sale, subject to applicable lock-up agreements.

•	The price of our common stock following the Reverse Merger may be affected by factors different from those previously affecting our shares.

•	We expect our organic fertilizer business to incur significant losses for some time, and we may never operate our organic fertilizer segment profitably.

•
Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events with substantial additional costs.

•	Our Gonzales, CA and discontinued Woodbridge, NJ facilities, as well as future facility sites, may have unknown environmental problems that could be expensive and time-consuming to correct.

The Offering

Common stock offered by the selling stockholders	21,556,447 shares.

Common stock outstanding immediately after this offering	22,368,453 shares.

Use of proceeds
We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering.  The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

Offering Price
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Lock-Up Agreements
Selling stockholders who hold an aggregate of 19,766,977 shares of the common stock included in this offering are subject to lock-up agreements, which restrict the sale of such shares for a period of up to nine months following the date of this prospectus.  Some or all of such shares may be released from such restrictions from time to time in accordance with the terms of the lock-up agreements.  The restrictions on transfer contained in the lock-up agreements are subject to exceptions, including an exception that permits each selling stockholders to sell their shares at a per share sale price of $6.72 (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split) or above.  See “Shares Eligible for Future Sale—Lock-Up Agreements”.

Risk factors	You should carefully read and consider the information set forth under the caption “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Company Information

Our principal executive offices are located at 122 East 42nd Street, New York, New York 10168. Our telephone number is (646) 755-3320 and our web address is www.finjan.com.  The information included or referred to on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus.

  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks, uncertainties and other factors described below, in addition to the other information set forth in this prospectus, before deciding whether to invest in shares of our common stock. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. See also “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Web and Network Security Technology Business

Finjan’s limited operating history following its 2009 asset sale makes it difficult to evaluate its current business and future prospects.

Following the sale of Finjan’s sales, marketing and certain other assets in 2009, Finjan’s business has consisted primarily of prosecution of the Secure Computing Litigation, the 2010 Litigation and, more recently, five pending litigation matters. Since 2009, Finjan has generated significant, but sporadic cash flows and net income through its licensing and enforcement activities.  Finjan has a very limited track record, as a stand-alone entity, in executing its business plan which includes, among other things, acquiring, prosecuting, licensing, litigating or otherwise monetizing patent assets. Finjan’s limited operating history, as a stand-alone entity, in its current line of business makes it difficult to evaluate our current business model and future prospects.  There is a significant risk that we will not be able to implement or execute our current business plan, or demonstrate that its business plan is sound.

We are presently reliant exclusively on a limited number of patented technologies that we own through Finjan.

 Finjan derives substantially all of its income from a relatively small number of key technologies. Since the sale of Finjan’s operating assets in 2009, its assets have consisted primarily of twenty-two U.S. and eleven international patents that we intend to monetize. Finjan’s current U.S. issued patents expire at various times from 2016 through 2032 and it currently has four U.S. patent applications and four international patent applications pending. As new technological advances occur, many of the patented technologies we own through Finjan may become obsolete before they are completely monetized.  If we are unable to monetize our current patent assets for any reason, including obsolescence of our technology, the expiration of our patents or any other reason, we may be unable to acquire additional assets. If this occurs, our business and prospects would be materially harmed.

Any failure to protect or enforce our patent or other intellectual property rights could significantly impair our business.

Our ability to successfully operate our business depends largely on the validity and enforceability of our patent rights and the relevance of our patent rights to commercially viable products or services.  Third parties have challenged, and we expect will continue to challenge, the infringement, validity and enforceability of certain of our patents.  In some instances, our patent claims could be substantially narrowed or declared invalid, unenforceable, not essential or not infringed.  We cannot assure you that the validity and enforceability of our patents will be maintained or that our patent claims will be applicable to any particular product or service. In addition, the U.S. Patent and Trademark Office, or the “USPTO,” could invalidate or render unenforceable our current or future patents (if any) or materially narrow the scope of their claims during the course of a re-examination.   Any significant adverse finding as to the validity, enforceability or scope of certain of our patents and/or any successful design around certain of our patents could materially and adversely affect our ability to secure future settlements or licenses on beneficial terms, if at all, and otherwise harm our business.

Adverse verdicts, including the adverse verdict rendered in the 2010 Litigation, may adversely affect our business.

In connection with the 2010 Litigation, a trial jury concluded that the defendants that proceeded to trial were not liable for infringement and also concluded that certain claims in two of Finjan’s patents are invalid.  Finjan filed a post-trial motion to set aside the jury verdict, but the motion was denied.  We are appealing the jury verdict rendering the subject claims in the two patents invalid.  There can be no assurance, however, that such appeal will be successful.  If our appeal is not successful, the subject claims of the two patents will continue to be invalid in future licensing and enforcement actions.

The value of our patent assets may decline.

We will likely be required to spend significant time and resources to maintain the effectiveness of our issued patents by paying maintenance fees and making filings with the USPTO as well as prosecuting our patent applications.  In the future, we may acquire patent assets, including patent applications, which require us to spend resources to prosecute the applications with the USPTO.

Despite efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•	our applications for patents may not be granted and, if granted, may be challenged or invalidated;

•	issued patents may not provide us with any competitive advantages versus potentially infringing parties;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or where competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

We expect to be involved in costly, time-consuming and uncertain litigation and administrative actions to enforce our patents, which may adversely affect our financial condition and our ability to operate our business.

If we believe a third party is required to obtain a license to use our technology, we may commence legal or administrative action if the third party refuses to enter into a license agreement with us.  Patent litigation is inherently risky and the outcome is uncertain and we cannot predict the outcome of any future litigation or administrative action.  Many of the other parties we believe infringe our patents, are large and well-financed companies with substantially greater resources than us and may devote substantial resources toward avoiding or limiting liability and the amount of associated damages for infringing our patents.  We could also face counterclaims that challenge the essential nature, validity, enforceability or infringement of our patents.  Regardless of whether legal action is successful, legal and expert fees and other costs associated with enforcement action have been, and may continue to be, significant.

Our cash flows are unpredictable, and this may harm our financial condition or the market price for our common stock.

The amount and timing of cash flows from our licensing and enforcement activities are subject to uncertainties stemming primarily from uncertainties regarding the rates of adoption of our patented technologies, the growth rates of our licensees, the outcome of enforcement actions and certain other factors.  As such, our income and cash flows may vary significantly from period to period, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly or annual results to fall below market expectations and adversely affect the market price of our common stock.

Our cash flows and income have been derived from a limited number of sources.

Our net income in recent years has been derived from a limited number of settlements and license agreements, and we expect that, in the near term, any income that we generate will be derived from a limited number of sources.  In 2011, we derived approximately $24.9 million of income from a single settlement.  In 2012, we derived approximately $77.4 million of our income from two settlements.  In 2013, we did not generate any income from our web and endpoint security technology segment other than a $1.0 million installment on a license entered into in connection with a settlement agreement entered into in 2012.  If we are unable to identify other third parties who use our technology, our future income and cash flow could be adversely affected.

If we are unable to identify sources of new technology, our growth strategy may fail.

We do not invent new technologies or products and our growth strategy will depend, in part, on our ability to identify technology, patent portfolios, and other acquisition candidates.  To date, other than our reverse acquisition of Finjan, neither we nor Finjan has engaged in any material acquisitions of technology or intellectual property assets from unaffiliated third parties.   If we are unable to establish and maintain relationships within our industry, we may not be able to identify new technology-based opportunities for sustainable revenues and growth.  Even if we are successful in establishing relationships with sources of technology, those relationships may not provide the volume or quality of technology and/or intellectual property assets necessary to sustain our licensing and enforcement business.   If we are unable to identify and establish meaningful relationships with sources of technology and intellectual property our growth strategy may fail.

We may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Acquisitions of technology patent portfolios or companies holding such assets are subject to numerous risks, including the following:

•	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

•	our inability to achieve the anticipated financial and other benefits of a specific acquisition;

•	our inability to retain key personnel from an acquired company, if necessary;

•	difficulty in maintaining controls, procedures and policies during the transition and integration process;

•	diversion of our management’s attention from other business concerns; and

•	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business and prospects could be adversely affected.  Depending upon the nature and structure of future acquisitions, our stockholders may not have the ability to vote on, or consent to, the consummation of any such acquisition.

The technology we acquire in the future, if any, may not be commercially successful.

We may acquire patents and technologies that are in the early stages of adoption in the commercial and consumer markets.  Demand for some of these technologies may be untested and subject to fluctuation based upon the rate at which our patents and technologies are adopted in products and services.  These technologies may require long development cycles and a substantial investment before we can determine their commercial viability. As a result, there can be no assurance as to whether technologies we acquire will have value that can be monetized.

Failures in our due diligence and/or inaccuracies of representations and warranties made by third parties may expose us to material liabilities, write-downs or write-offs in the future.

We expect to conduct due diligence investigations of the technology and patent assets we seek to acquire in the future.  Due diligence is time consuming and expensive and, at times, we may also rely on opinions or representations or warranties of third parties to supplement or replace our own independent due diligence. Even if we conduct extensive due diligence on particular technology or patent assets, this diligence may not reveal all material issues that affect the acquisition. If our diligence fails to identify issues related to the applicable technology or patent assets or industry to which they relate, or opinions, representations or warranties prove to be inaccurate, we may be forced to later write-down or write-off assets, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock.  In addition, we may acquire technology and patent assets from a seller who does not have proper title to those assets.  In those cases, we could lose part or all of our investment in the assets.

Our acquisitions of technology and patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent, technology or other intellectual property assets may be time consuming, complex and costly to consummate.  As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any technology or patent assets or, if consummated, proves to be unprofitable for us. These costs could adversely affect our operating results, and if we incur losses, the value of our securities could decline.

It may be difficult for us to verify royalty amounts that we are owed under licensing agreements, and this may cause us to lose revenues.

We anticipate that the terms of license agreements may require licensees to document their use of our technology and report related data to us on a periodic basis. Although license terms may give us the right to audit books and records of licensees to verify this information, audits can be expensive and time consuming, and may not be cost-effective based on our understanding of a licensee’s business.  Furthermore, any license compliance program that we establish to audit certain licensees in order to review the accuracy of the information contained in their royalty reports may not be effective to ensure we receive royalties to which we are entitled.

The success of our online security technology business depends in part upon our ability to retain the best legal counsel to represent us in patent enforcement litigation.

The success of our licensing and enforcement business depends upon our ability to retain the best legal counsel to advise us and manage our enforcement and litigation activities. As our licensing and enforcement actions increase, it may become more difficult to find the best legal counsel to handle our active litigation cases as conflicts prevent them from representing us.

In connection with patent enforcement actions, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

In connection with licensing and enforcement actions, it is possible that a defendant may claim and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or our subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if we or our subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

New legislation, regulations, executive orders or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our income.

If new legislation, regulations or rules are implemented either by Congress, the USPTO or the courts or if the President of the United States issues executive orders that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and income. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our income derived from such enforcement actions.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. We believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our business plan includes the possible acquisition of patent applications pending before the USPTO. The value of any patent application we acquire will be dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could materially delay the process by which the USPTO issues patents and consequently any income that may be derived for the technology claimed in the patent application. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition for patent rights and patent portfolios is intense.

We expect to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Entities including Acacia Research Corporation, InterDigital, Inc., RPX Corp, Rambus Inc., Tessera Technologies Inc., Wi-LAN Inc. and Pendrell Corp compete in acquiring rights to patents, and we expect more entities to enter the market.

We anticipate that our future licensing and enforcement business will compete with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  If we or our competitors are successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we plan on pursuing to generate future income.

The markets served by our online security technology are subject to rapid technological change, and if we is unable to acquire new technologies and patents, our ability to generate income could be substantially impaired.

The markets served by our online security technology and our licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis.  Online security products are based on continually evolving industry standards. This will require continued efforts and success in acquiring new patent portfolios with licensing and enforcement opportunities. If  we are unable to acquire new patented technologies and patent portfolios, or to identify and ensure compliance with evolving industry standards, our ability to generate income could be substantially impaired and our business and financial condition could be materially harmed.

We may require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

Based on our current operating plans, our current resources are expected to be sufficient to fund our planned operations at least for the coming twelve months. We may nonetheless seek to raise additional financing if our board of directors determines that it is advisable to do so.  We may also need to raise additional funds in connection with any acquisitions of technology or intellectual property assets that we pursue or to fund licensing and enforcement actions.

While we may need to seek additional funding, we may not be able to obtain financing on acceptable terms, or at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of technology and intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring these assets, many of whom have greater cash resources than we have.

Our public company disclosure obligations may have unintended adverse consequences on our licensing and patent enforcement strategy.

We are subject to the disclosure and reporting requirements of applicable US securities laws and, if our securities are listed on a stock exchange, will be subject to the applicable stock exchange’s disclosure rules.  In order to comply with such laws and rules, we may be required to disclose certain information that may be detrimental to our current or future litigation strategies.  In addition, our disclosure obligations may adversely affect our ability to enter into license or settlement agreements with third parties who are reluctant to have the terms of such agreements publicly disclosed.  To the extent permitted by applicable law and rules, we may incur additional costs and expenses seeking confidential treatment of certain information reflected in our license or settlement agreements.

Risks Related to Our Organic Fertilizer Business

Our organic fertilizer business could fail.

Prior to the Reverse Merger, we suffered recurring losses and negative cash flows from operations, and Converted Organic’s working capital was severely limited as of December 31, 2013.  Prior to the Reverse Merger, our independent registered public accounting firm added an explanatory paragraph to its report for the year ended December 31, 2012 with respect to our ability to continue as a going concern. Our consolidated financial statements as of and for the years ended December 31, 2012 and 2011, which reflected only our organic fertilizer business, were prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If our organic fertilizer business continues to lose money, we may liquidate the assets of our Converted Organics subsidiary and we might receive significantly less than the values at which they are carried on our consolidated financial statements. We are evaluating whether to continue our organic fertilizer business. There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all, or that such business will become profitable.

If the National Organic Program changes its standards with respect to the use of any ingredient in organic fertilizer production, we may no longer be allowed to sell certain of our products into the organic markets, which would materially lower sales at our Gonzales, CA facility.

Our organic fertilizer business is subject to regulation by the National Organic Standards Board (NOSB) with regard to ingredients included in the production of organic fertilizers. Currently, all of the ingredients used in our organic fertilizer production are classified as organic; however, the NOSB does meet to reconsider items on a periodic basis.  In 2011 they reviewed Corn Steep Liquor, one of our major components of production and the organic classification was not changed for that ingredient.

We expect our organic fertilizer business to incur significant losses for some time, and we may never operate our organic fertilizer segment profitably.

From inception through September 30, 2013, our organic fertilizer business has incurred a substantial accumulated net loss. The revenues that our Gonzales, CA facility began to generate in February 2008 have not yet resulted in the organic fertilizer segment earning a profit.  Our organic fertilizer business will continue to incur significant losses for at least the near future. There is no assurance that our organic fertilizer business will ever become profitable.

If our organic fertilizer business continues to incur significant losses, we may never operate our organic fertilizer segment profitably.

From inception through December 31, 2013, our organic fertilizer business has incurred a substantial accumulated net loss. The revenues that our Gonzales, CA facility began to generate in February 2008 have not yet resulted in the organic fertilizer segment earning a profit.  Our organic fertilizer business may continue to incur significant losses for at least the near future. There is no assurance that our cost cutting and marketing initiatives, or any initiatives we may undertake in the future in our organic fertilizer segment will make our organic fertilizer business profitable.

Energy and fuel cost variations could adversely affect operating results and expenses.

Energy costs, particularly electricity and natural gas, constitute a substantial portion of our operating expenses within our organic fertilizer segment. The price and supply of energy and natural gas are unpredictable and fluctuate based on events outside our control, including demand for oil and gas, weather, actions by Organization of Petroleum Exporting Countries, or “OPEC”, and other oil and gas producers, and conflict in oil-producing countries.  Price escalations in the cost of electricity or reductions in the supply of natural gas could increase operating expenses and negatively affect our results of operations. We may not be able to pass through all or part of the increased energy and fuel costs to our customers.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.

We may have to defend ourselves against patent and other infringement claims asserted by third parties regarding the technology we own or have licensed in connection with our organic fertilizer business, resulting in diversion of management focus and additional expenses for the defense of claims. In addition, if a patent infringement suit was brought, we might be forced to stop or delay the development, manufacture or sales of potential products that were claimed to infringe a patent covering a third party’s intellectual property unless that party granted us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. If we cannot obtain all necessary licenses or other such rights on commercially reasonable terms, we may be unable to continue selling such products. Even if we are able to obtain certain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some or all of our business operations as a result of patent infringement claims, which could severely harm our business.

Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events with substantial additional costs.

Detection of any significant defects in our organic fertilizer products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend, and if we do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance; however, it may not be adequate to cover any claims.

Changes in environmental regulations or violations of such regulations could result in increased expense and could have a material negative effect on our financial performance.

Our organic fertilizer business is subject to extensive air, water and other environmental regulations and we need to maintain our environmental permits, and need to obtain a number of environmental permits to construct and operate our organic fertilizer segment. If for any reason any of these permits are not maintained or granted, construction costs for our facilities may increase, or the facilities may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations.  In 2010, we were fined for alleged environmental violations in connection with the operation of our Woodbridge, NJ facility, which we closed in 2010 making our Gonzales, CA facility our only fertilizer manufacturing facility.  Our failure to comply with environmental regulations could cause us to lose our required permits, which could cause the interruption or cessation of our operations. Furthermore, the expense of compliance could be significant enough to adversely affect our operation and have a material negative effect on our financial performance.

Our facilities will require certain permits to operate, which we may not be able to obtain at all or obtain on a timely basis.

For our Gonzales, CA facility, we have obtained the permits and approvals required to operate the facilities. We may not be able to secure all the necessary permits for future facilities on a timely basis or at all, which may prevent us or potential licensees from operating such facilities according to our business plan.

For future facilities, if any, we may need certain permits to operate solid waste or recycling facilities, as well as permits for our sewage connection, water supply, land use, air emission, and wastewater discharge. The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township, and state agencies having control over the specific properties. Permits once given may be withdrawn. Inability to obtain or maintain permits to construct, operate or maintain our facilities will severely and adversely affect our business.

The fertilizer industry is highly competitive, which may adversely affect our ability to generate and grow sales.

Chemical fertilizers are manufactured by many companies, are plentiful, and are relatively inexpensive. In addition, there are over 1,700 “crop products” registered as “organic” with the Organic Materials Review Institute, a number that has more than doubled since 2002. If we fail to keep up with changes affecting the markets that we intend to serve, our organic fertilizer business will become less competitive, thereby adversely affecting our financial performance.

Pressure by our customers to reduce prices and agree to long-term supply arrangements may adversely affect our net sales and profit margins.

Our organic fertilizer business’s current and potential customers, especially large agricultural companies, are often under budgetary pressure and are very price sensitive. Our customers may negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to product prices before we can accurately determine our final costs.  If this happens, we may have to reduce our conversion costs and obtain higher volume orders to offset lower average sales prices.  If we are unable to offset lower sales prices by reducing our costs, our gross profit margins will decline, which could have a material negative effect on our financial performance.

Our use of HTLC technology imposes obligations on us related to infringement actions that may become burdensome.

If our use of HTLC technology is alleged to infringe the intellectual property of a third party, we may become obligated to defend such infringement action. In such an event, we may become obligated to find alternative technology or to pay a royalty to a third party in order to continue to operate.

We do not hold a patent for the HTLC technology that we use, and our intellectual property rights in the HTLC process are limited to our know-how. Our possession of rights to use the know-how related to our HTLC technology will not be sufficient to prevent others from employing similar technology that we believe is infringing. Accordingly, we may not possess the right to exclude third parties from using the same or similar technology in competition with us.

Our Gonzales, CA and discontinued Woodbridge, NJ facilities, as well as future facility sites, may have unknown environmental problems that could be expensive and time-consuming to correct.

There can be no assurance that we will not encounter hazardous environmental conditions at the Gonzales, CA facility site or at any additional future facility sites that may delay the construction of our food waste conversion facilities or require us to incur significant clean-up or correction costs. Upon encountering a hazardous environmental condition, our contractor may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the particular facility and may require significant expenditures to correct the environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenue.

            Inclement weather and natural disasters may adversely affect our organic fertilizer business.

Our Gonzales, CA facility is susceptible to floods, earthquakes and other adverse weather conditions and natural disasters.  Weather conditions and natural disasters could disrupt our operations at our fertilizer production facility, interrupt the delivery of products to our customers, substantially increase the cost of production, including the cost of supplies and materials and substantially increase the cost of energy needed to operate our facility or deliver products to or from our facility.  Severe weather conditions and natural disasters could also cause material damage to, or the destruction of, our facility and equipment, mechanical failures, the loss of raw materials, or the release of hazardous materials from our facility or storage tanks located on our property.  We do not currently maintain insurance against all of these risks.  Accordingly, adverse weather and natural disasters could materially and adversely affect our financial condition, results of operations, or cash flows.

We have little or no experience in the fertilizer industry, which increases the risk of our inability to build or license our facilities and operate our business.

We are currently, and are likely for some time to continue to be, dependent upon our present (i.e., post-Reverse Merger) management team to operate our organic fertilizer business. Most of these individuals are experienced both in business generally and in the governance and operation of public companies. However, our present (post-Reverse Merger) management team does not have experience in organizing the construction, equipping, and start-up of a food waste conversion facility. As a result, we may not develop our organic fertilizer business successfully or at all.

The communities where our facilities may be located may be averse to hosting waste handling and manufacturing facilities.

Local residents and authorities in communities where our facilities may be located may be concerned about odor, vermin, noise, increased truck traffic, air pollution, decreased property values, and public health risks associated with operating a manufacturing facility in their area. These constituencies may oppose our permitting applications or raise other issues regarding our proposed facilities or bring legal challenges to prevent us from constructing or operating facilities.

During the start-up phase at the former Woodbridge, NJ facility, we experienced odor-related issues. As a result of these issues, we were assessed fines from the Health Department of Middlesex County, New Jersey and had been named as a party in a lawsuit by a neighboring business. With respect to the fines assessed by the Health Department, we have negotiated a settlement agreement for the full amount of fines assessed. With respect to the litigation, the plaintiff has alleged various causes of action connected to the odors emanating from the facility and in addition to monetary damages, sought enjoinment of any and all operations which in any way cause or contribute to the alleged pollution. This litigation was eventually dismissed without any finding of wrong doing on our part; however, any new litigation may be subject us to judgments or fines, or our operations may be interrupted or terminated. Even though we have discontinued the operations at our Woodbridge, NJ facility these issues could occur at future owned or licensed facilities.

Our organic fertilizer business is dependent on a small number of major customers for its revenues and the loss of any of these major customers would adversely affect our organic fertilizer business.

Our Gonzales, CA facility relies on a few major customers for a majority of its revenues. During 2013 and 2012, approximately 68% and 58% of the revenues, respectively, generated by the Gonzales, CA facility were from a total of three customers: Crop Production Services, NH3 Service Company, Inc. and JR Simplot Company, each of which distributes our fertilizer. During 2011, approximately 53% of the revenues generated by the Gonazales, CA facility were from a total of four customers. We do not have any long-term agreements with any of our customers. The loss of any of our major customers could adversely affect our organic fertilizer business.

Risks Related to Our Common Stock

We will incur increased costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies.

We incur legal, accounting and other expenses as a result of being a public company.  Prior to the Reverse Merger, Finjan was a private company and not subject to these expenses. While we were a public company subject to these costs prior to completing the Reverse Merger, the costs associated with being a public company are not reflected in our historical financial statements because Finjan was the accounting acquirer in the Reverse Merger, and, as such, our historical financial statements are those of Finjan. Moreover, we may need to enhance and supplement Finjan’s internal accounting resources with additional accounting and finance personnel with the requisite public company experience and expertise, as well as refine our quarterly and annual financial statement closing process, to enable us to satisfy our reporting obligations. We will need to devote time and financial resources to compliance programs, investor relations activities, financial reporting obligations and other activities relevant to being a public company. The costs associated with these activities, as well as any diversion of management’s time and attention, may have a material adverse effect on our future business.  In light of these costs and the changes in our management, business and growth strategy that resulted from the Reverse Merger, the public company costs that we incurred prior to the Reverse Merger may not be indicative of the costs we will incur in the future.

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2013.  If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  If we cannot provide reliable reports or prevent fraud, our operating results could be harmed.

We have identified material weaknesses in our internal control over financial reporting pertaining to insufficient controls over (i) the calculation and recording of cost of goods sold in our organic fertilizer segment, (ii) the recording of sales transactions in our organic fertilizer segment and (iii) the documentation of support for assessing the fair value of component elements of our litigation settlements and judgment award during the years ended December 31, 2012 and 2011.  As a result of these material weaknesses, we concluded that we did not maintain effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and consequently we did not maintain effective internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.  In addition, due to the identified material weaknesses, management has concluded that as of December 31, 2013, our disclosure controls and procedures were ineffective.  The existence of material weaknesses could adversely affect our ability to report our financial condition and results of operations accurately and on a timely basis and, as a result, we may be unable to timely meet our reporting obligations with the SEC.  The existence of material weaknesses also could adversely affect the market price of our common stock and subject us to sanctions or investigations by the SEC and other regulatory authorities.

As a result of the material weaknesses described above, we have already implemented, or are in the process of implementing, the following remediation steps to enhance internal control over financial reporting.

Finjan Revenue

•
We have restated  the condensed consolidated statements of operations for the three and six months ended June 30, 2013 and 2012 and the three and nine months ended September 30, 2013 and 2012 included in the Company’s Quarterly Reports on Form 10-Q and the condensed consolidated statements of operations for the years ended December 31, 2012 and 2011. This restatement was necessitated by a lack of adequate documentation to support fair value computations, resulting in a need to account for proceeds from legal settlements and judgments we receive as gain on settlements net of contingency fees and/or as contra expense in other income.

•
During 2013, we hired individuals with the necessary technical accounting expertise to ensure that complex revenue transactions are recorded in accordance with Generally Accepted Accounting Principles in the United States.

•	We have implemented a process in which all relevant data required to support the fair value components of the litigation settlements and judgments is properly reviewed, approved and maintained.

Converted Organics Cost of Goods Sold

•
We have developed and implemented a process during first quarter 2014 whereby Cost of Goods Sold is calculated based on standard costs and applied to each sale made during the period at the time of sale.

•	We have enhanced inventory reporting to include detailed inventory reports that are reviewed and approved by senior management.

Converted Organics Revenue

•
We have implemented the use of a sales order log which is reconciled to sales recorded at the end of each period to ensure that all revenue earned during the period has been recorded. Although the Company implemented this new control activity in December 2013, this control activity had not been in operations for a sufficient period of time to enable management to obtain sufficient evidence about its operating effectiveness.

We did not, however, have sufficient time to test the effectiveness of certain controls we put in place as of December 31, 2013.  Despite our ongoing remediation efforts intended to ensure compliance with the Section 404 requirements, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. Therefore, we cannot be certain that in the future additional material weaknesses or significant deficiencies will not exist or otherwise be discovered. If our efforts to remediate the weaknesses identified are not successful or if other deficiencies occur, these weaknesses or deficiencies could result in misstatements of our results of operations, additional restatements of our consolidated financial statements, a decline in our stock price and investor confidence, or other material effects on our business, reputation, results of operations, financial condition or liquidity.

Concentration of ownership among our existing executive officers, directors and their affiliates, and others who beneficially own at least 10% of our outstanding common stock, may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and their affiliates, together with others who own at least 10% of our outstanding common stock, beneficially own or control approximately 66% of our common stock. Accordingly, these persons, acting individually or as a group, will have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of our company, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of our common stock due to investors’ perception that conflicts of interest may exist or arise.

A significant number of shares of common stock will be eligible for sale and depress the market price for our common stock. Future sales by us or our existing shareholders could similarly depress the market price of our common stock.

Following the effective date of the registration statement of which this prospectus forms a part, a significant number of our shares of common stock will become eligible for sale in the public market, which could cause the market price for our common stock to decline significantly.  If our existing stockholders sell a large number of shares of our common stock, or if we sell additional common stock or securities that are convertible into common stock, in the future, the market price of our common stock similarly could decline. Further, even the perception in the public market that we or our existing shareholders might sell shares of common stock could depress the market price of our common stock.

An active, liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

There currently is only limited trading in our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Market prices for technology companies have been particularly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	developments in relationships with licensees;

•	our or our competitors’ technological innovations;

•	announcements of developments in our patent enforcement actions;

•	developments or disputes concerning our patents;

•	variations in our quarterly and annual operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	a change in financial estimates or securities analysts’ recommendations;

•	changes in management’s or securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	the current sovereign debt crises affecting several countries in the European Union and concerns about sovereign debt of the United States.

Our common stock may not be eligible for listing on a national securities exchange.

Our common stock is currently quoted on the OTCQB tier of OTC Markets, an over-the-counter quotation service. Securities quoted in over-the-counter venues often lack liquidity and analyst coverage, which may result in lower prices for our common stock than might be obtained in a larger, more established stock exchanges and may also result in a larger spread between the bid and asked price for our common stock.  We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial qualitative listing standards, that we will be able to maintain any such listing.

Our common stock may be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and therefore may be a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares of our common stock in the future.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

Our authorized capital stock consists of one billion (1,000,000,000) shares of common stock and 10,000,000 shares of blank check preferred stock.  If we engage in capital raising activities in the future, including issuances of common stock or securities that are convertible into, or exercisable for, our common stock, to fund the growth of our business, our shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock.  We have adopted an equity incentive plan pursuant to which equity awards may be granted to eligible employees (including our executive officers), directors and consultants, if our board of directors determines that it is in the best interest of the Company and our shareholders to do so. The issuance of shares of our common stock upon the exercise of any such equity awards may result in dilution to our shareholders and adversely affect our earnings.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about our competitors. If any analyst who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The price of our common stock following the Reverse Merger may be affected by factors different from those previously affecting the shares of Converted Organics.

Our business differs materially from the business of the Company prior to the Reverse Merger and, accordingly, our results of operations and the trading price of our common stock following the completion of the Reverse Merger may be significantly affected by factors different from those previously affecting the independent results of our operations because the combined company will be conducting activities not undertaken by us prior to the completion of the Reverse Merger.

We do not anticipate paying any dividends in the foreseeable future.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future.

Our future results may differ materially from the unaudited pro forma financial statements presented in connection with the Reverse Merger.

Our future results may be materially different from those shown in the unaudited pro forma combined financial statements prepared in connection with the Reverse Merger, which show only a combination of the historical results of Finjan and the Company presented by Finjan and the Company in connection with the Reverse Merger. We incurred approximately $790,000 in costs associated with the completion of the Reverse Merger.  These costs decreased the capital that we are able to use for continued development of our business in the future and may cause us to seek to raise new capital sooner than expected.

Anti-takeover provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of our company difficult.

Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. For example, our board of directors is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. In addition, the issuance of a series of preferred stock could impede a business combination by including class voting rights that would enable a holder to block such a transaction, or by adversely affecting the voting power of holders of our common stock. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

If we issue shares of preferred stock, investments in common stock could be diluted or subordinated to the rights of the holders of preferred stock.

Our board of directors is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then-market price of such stock. Presently, our board of directors does not intend to seek stockholder approval prior to the issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange rules. Although we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our board of directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to such shares of preferred stock.

  CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “potential,” “should,” “will,” “will be,” “would” and similar expressions, but this is not an exclusive way of identifying such statements. Readers are cautioned that forward-looking statements are not guarantees of future performance.  Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various risks, uncertainties and other factors.  Important factors that could cause our actual results to differ materially from our expectations include, without limitation, our ability to execute our business plan, the outcome of pending or future licensing and enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technology in the market, the development of a liquid trading market for our securities and other factors described above under “Risk Factors” and elsewhere in this prospectus.

Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

  USE OF PROCEEDS

This prospectus relates to the offer and sale of shares of our common stock by the selling stockholders listed under “Selling Stockholders.” We will not receive any proceeds from any sale of the shares in this offering.

SELLING STOCKHOLDERS

We are registering for resale 21,556,447 shares of our common stock, which consist of the following:

•
An aggregate of 19,766,977 shares of our common stock that we issued to certain of the former stockholders of Finjan pursuant to the Merger Agreement upon the consummation of the Reverse Merger.  All of the selling stockholders, other than Hudson Bay and Iroquois, received their shares pursuant to the Reverse Merger.  Prior to the Reverse Merger, all of the selling stockholders, other than Hudson Bay and Iroquois, held shares in Finjan, which they acquired as a result of their investments in private offerings conducted by Finjan’s former parent company, FSI, prior to 2011.  Each of BCPI I, L.P. and Israel Seed IV, L.P. made their initial investments in, and acquired securities of, FSI in 2003.  In 2006, each of HarbourVest International Private Equity Partners IV Direct Fund L.P. and Benhamou Global Ventures LLC made its initial investment in, and acquired securities of, FSI, and BCPI I, L.P. and Israel Seed IV, L.P. made further investments in FSI in connection with such capital raising transaction.  Each such entity continued to make investments in FSI from time to time in exchange for securities of FSI, with the last such investment being made by any of such stockholders in 2010 for the primary purpose of financing patent enforcement activities of FSI.  In April 2013, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted in, among other things, the distribution of Finjan common stock to FSI’s preferred stockholders (including all of the selling stockholders other than Hudson Bay and Iroquois) for no additional consideration from such stockholders.  Such shares of Finjan common stock were converted into shares of our common stock in the Reverse Merger.

•	An aggregate of 1,789,470 shares of our common stock that we issued to Hudson Bay and Iroquois pursuant to the Exchange Agreement, which we entered into in connection with the Reverse Merger.

On June 3, 2013, in connection with the Reverse Merger, we entered into a registration rights agreement, which we refer to as the “Registration Rights Agreement,” with former stockholders of Finjan who hold, in the aggregate, 19,766,977 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger, as well as Hudson Bay and Iroquois.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 with the SEC covering the resale of all shares of our common stock held by such stockholders, on or before the 45th calendar day following the date of the Registration Rights Agreement, and to use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following its filing with the SEC.

On June 3, 2013, in connection with the Reverse Merger, we entered into Lock-Up Agreements with former stockholders of Finjan who hold, in the aggregate, the 19,766,977 shares of our common stock issued in the Reverse Merger that are being registered for resale pursuant to the registration statement of which this prospectus forms a part.  The restrictions on transfer contained in the Lock-Up agreements are subject to exceptions, including an exception that permits each selling stockholders to sell their shares at a per share sale price of $6.72 or above.  For additional information regarding the Lock-Up Agreements, see “Shares Eligible for Future Sale—Lock-Up Agreements.”

The selling stockholders may sell all, some or none of their shares in this offering.  The table below sets forth, as of the date of this prospectus:

•	the name of the selling stockholders;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus;

•	the number and percentage of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The table below assumes that all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Unless otherwise indicated, based on information provided to us by each of the selling stockholders, each selling stockholder listed in the table below has sole voting and investment powers with respect to the securities indicated as beneficially owned by such stockholder.  Except as otherwise indicated below, each selling stockholder has represented to us that such stockholder is neither a registered broker dealer nor an affiliate of a registered broker dealer.

Except as otherwise indicated below or under the caption “—Material Relationships with Seller Stockholders,” the selling stockholders have not held any position or office, nor have they had any material relationship with us or our predecessors or affiliates within the past three years.

Name	Number of Shares of Common Stock Beneficially Owned Prior to This Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock and Percent of Class After This Offering
BCPI I, L.P. (1)	5,353,555	5,353,555	—
Israel Seed IV, L.P. (2)	4,365,207	4,365,207	—
HarbourVest International Private Equity Partners IV Direct Fund L.P. (3)	4,303,435	4,303,435	—
Cisco Systems, Inc.	1,688,429	1,688,429	—
Star Bird Holdings Limited. (4)	1,461,933	1,461,933	—
D and A Income Limited (5)	1,461,933	1,461,933	—
Hudson Bay Master Fund Ltd. (6)	894,735	894,735	5,202
Iroquois Master Fund Ltd. (7)	894,735	894,735	—
Benhamou Global Ventures LLC (8)	617,718	617,718	—
Kreos Capital III Limited. (9)	329,450	329,450	—
Marcio Lempert	144,135	144,135	—
The Productivity Fund III Liquidating Trust. (10)	41,182	41,182	—

(1)
Represents 5,353,555 shares of common stock held by BCPI I, L.P. (“BCPI I”) for itself and as nominee for BCPI Founders’ Fund I, L.P. (“BCPI FF”) and for other individuals and entities.  BCPI Partners I, L.P. (“BCPI GP”), the general partner of both BCPI I and BCPI FF, may be deemed to have sole power to vote and dispose of these shares, BCPI Corporation (“BCPI Corp.”), the general partner of BCPI GP, may be deemed to have sole power to vote  and dispose of these shares, and Michael Eisenberg (“Eisenberg”) and Arad Naveh (“Naveh”), the directors of BCPI Corp., may be deemed to have shared power to vote and dispose of these shares.  The foregoing information is based solely upon information contained in the Schedule 13D filed by BCPI I, BCPI GP, BCPI Corp., Eisenberg and Naveh on June 13, 2013.  Eisenberg is a member of our board of directors.

(2)
Represents 4,365,207 shares of common stock held by Israel Seed IV, L.P. (“Israel Seed”), the general partner of which is Israel Venture Partners 2000 Limited (“Israel Venture”).  Neil Cohen (“Cohen”), Jonathan Medved and Michael Eisenberg are the current members of Israel Venture.  However, Neil Cohen is the managing member of Israel Venture and, in his capacity as such, has voting and dispositive power with respect to securities beneficially owned by Israel Venture.  Both Israel Venture and Cohen have disclaimed beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.  The foregoing information is based solely upon information contained in the Schedule 13D filed by Israel Seed and Israel Venture on June 13, 2013.  Michael Eisenberg is a member of our board of directors.  Daniel Chinn, a member of our board of directors and the chief executive officer of our subsidiary Finjan from 2010 until April 2, 2014, was a partner of Israel Seed from 2006 until 2010.  Mr. Chinn is also a partner of Tulchinsky Stern Marciano Cohen Levitski & Co., a law firm that has provided legal services to Finjan.  See “Certain Relationships and Related Transactions.”

(3)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. (“HarbourVest Direct”) is exercised by the Investment Committee of HarbourVest Partners, LLC, (“HarbourVest Partners”)  which is the Managing Member of HIPEP IV Direct Associates LLC (“HarbourVest Associates”), which is the General Partner of HarbourVest Direct. John M. Toomey, Jr.. William A. Johnston, Gregory V. Stento and D. Brooks Zug are the current members of the Investment Committee.   Each of HarbourVest Partners, HarbourVest Associates and the members of the HarbourVest Partners Investment Committee disclaim beneficial ownership of the shares held directly by HarbourVest Direct.  Based solely upon the Schedule 13G filed by HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners, each of HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners shares voting and dispositive power with respect to the shares of common stock held by HarbourVest Direct.  Alex Rogers, a member of our board of directors, is an employee of HarbourVest Partners (Asia) Limited, a subsidiary of HarbourVest Partners.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest Direct and disclaims beneficial ownership of the shares held by HarbourVest Direct.

(4)
BWCI Pension Trustees Limited (“PTL”) and BWCI Trust Company Limited (“CTL”), as the corporate directors of Star Bird Holdings Limited (“STAR”), manage various investments of STAR, including STAR’s investments in the Company. Each of PTL and CTL has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that STAR may be deemed to beneficially own. As a result, STAR, PTL and CTL may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, with respect to STAR’s investment in the Company. PTL and CTL own directly no Shares.  Each of PTL and CTL have disclaimed beneficial ownership of any securities owned by STAR.  The foregoing information is based solely upon information contained in the Schedule 13G filed by STAR, PTL and CTL on June 18, 2013.  Based on information provided by the stockholder, voting and dispositive power is exercised on behalf of PTL by the following individuals who serve on its board of directors: Stephen John Ainsworth, Margaret Alice Boucher, Peter Neil Hanna, Steven Martin Jones, Gordon Parry McKee, Michael Edward James Perrett and Graham Eric Rabey, as well as the following authorized signatories of PTL: Karen Lesley Jolly, Charles William Ronald Cooper, Alan Stuart Cardwell, Christopher Francis Mackworth Drake, David Johnstone, Paul Raymond Nash, Kevin Paul Robert and Jane Tufts.  Based on information provided by the stockholder, voting and dispositive power is exercised on behalf of CTL by the following individuals who serve on its board of directors: Stephen John Ainsworth, Charles William Ronald Cooper, Steven Martin Jones, Karen Lesley Jolly, Michael Edward James Perrett and Graham Eric Rabey, as well as the following authorized signatories of CTL: Margaret Alice Boucher, Peter Neil Hanna, Gordon Parry McKee, Alan Stuart Cardwell, Christopher Francis Mackworth, David Johnsone, Bryan John Mauger, Ian Morris, Kevin Paul Robert, Diane Elizabeth Simon and Jane Tufts.

(5)
D & A Income Limited (“D&A”) is wholly-owned by HSBC International Trustee Limited, Jersey Branch (“HSBC International Trustee Limited”), as the sole trustee of certain trusts.  Accordingly, HSBC International Trustee Limited may be deemed to beneficially own the shares of our common stock held directly by D&A.    HSBC PB Corporate Services 1 Limited (“HSBC PB Services”) is the sole director of D&A and may also be deemed to beneficially own the shares of our common stock held by D&A.  Voting and dispositive power with respect to such shares is exercised by the following individuals who serve as directors or alternate directors of HSBC PB Services: U.V. Elliott, A.C. Hind, S. J. LeSeeleur, J.K. Marsh, K. Singh, L. Booth, N. Law, P. Le Moine and A. Meiklejohn.  The foregoing is based on information provided by the stockholder.

(6)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and dispositive power with respect to the shares of commons stock held by Hudson Bay Master Fund Ltd.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over the shares of commons stock held by Hudson Bay Master Fund Ltd.  The foregoing is based on information provided to us by the selling stockholder.

(7)
Iroquois Capital Management L.L.C. (“Iroquois Capital”), the investment manager of Iroquois Master Fund, Ltd (“IMF”), has voting control and investment discretion over securities held by IMF.  Joshua Silverman and Richard Abbe are managing members of Iroquois Capital and, as a result, may be deemed to have beneficial ownership over the shares of common stock held by IMF.  The foregoing is based on information provided to us by the selling stockholder.

(8)	Eric Benhamou, a member of our board of directors, has sole voting and dispositive power with respect to the shares of common stock held by Benhamou Global Ventures LLC
(9)	Based upon information provided by the stockholder, Raoul Stein, a director of Kreos Capital III Limited (“Kreos”) has sole voting and dispositive control with respect to the shares held by Kreos.
(10)
The trustee of the Productivity Fund III Liquidating Trust (“PFIII”) is First Analysis Management Company III, LLC, whose members are First Analysis Corporation (“FAC”), Bret Maxwell (“Maxwell”) and Mark Koulogeorge (“Koulogeorge”).  FAC, Maxwell and Koulogeorge take executive action on behalf of PFIII and may be deemed to share voting and dispositive power with respect to the shares of our common stock held directly by PFIII.  F. Oliver Nicklin and Howard Smith, President and Managing Director, respectively, of FAC, take executive action on behalf of FAC with respect to FAC’s functioning as an ultimate trustee of PFIII and, as such, may be deemed to share voting and dispositive power with respect to the shares of our common stock held directly by PFIII.  First Analysis Securities Corporation, a wholly-owned subsidiary of FAC, is a broker dealer and may be deemed to be an affiliate of PFIII.  PFIII has represented to us that it acquired the shares held by PFIII in the ordinary course of business and that, at the time it acquired its shares, it did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute its shares of common stock.   The foregoing is based on information provided to us by the selling stockholder.

Material Relationship with Selling Stockholders

On June 3, 2013, in connection with the Reverse Merger, we entered into a Closing Agreement with Hudson Bay, Iroquois and Michael Eisenberg, in his capacity as the stockholder representative of the former Finjan stockholders.  Pursuant to the Closing Agreement, Hudson Bay and Iroquois severally but not jointly agreed to make certain payments to the Company within five days following the effective time of the Reverse Merger in an amount equal to certain known liabilities and obligations of the Company existing as of the effective time of the Reverse Merger.  In connection with such obligations, Hudson Bay and Iroquois paid to, or for the account of, the company known liabilities in an aggregate amount of $847,522.22.  In addition, Hudson Bay and Iroquois severally but not jointly agreed to pay the Stockholder Representative, for the benefit of the former Finjan stockholders, an amount equal to any and all payments made by the Company in respect of certain unknown liabilities prior to the one-year anniversary of the effective time of the Reverse Merger in an amount not to exceed $1,000,000 in the aggregate.  Hudson Bay and Iroquois’ obligations in respect of unknown liabilities are subject to the satisfaction of certain conditions related to the market price and trading volume of our common stock as well as the eligibility of Hudson Bay and Iroquois to sell their shares of Common Stock without any volume restrictions under Federal securities laws.  Hudson Bay and Iroquois will not be required to make such payments in respect of unknown liabilities until reimbursable payments by us equal or exceed $100,000.  Prior to the Reverse Merger, Hudson Bay and Iroquois provided financing to the Company, which was extinguished in connection with the Reverse Merger.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Exchange Agreement.”

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation, as amended, and by-laws, which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part and of certain provisions of the Delaware General Corporation Law.  The following summary of some of the terms relating to our common stock, preferred stock, certificate of incorporation and amended and restated bylaws is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our certificate of incorporation, as amended, and bylaws, as amended, which are included as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capitalization consists of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share.  As of April 21, 2014, 22,368,453 shares of our common stock were outstanding and 17,894 shares and 2,236,836 shares of our common stock are reserved for issuance pursuant to our Omnibus Stock Compensation Plan, which our stockholders approved in 2010, and our 2013 Option Plan, which our board of directors approved on June 3, 2013, respectively.  No shares of preferred stock are outstanding.  As of April 21, 2014, there were 56 holders of record of our common stock.

Common Stock

Holders of our common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the board of directors.  Our common stock has no preemptive rights and no redemption or conversion privileges.  The holders of the outstanding shares of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders.  A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more classes or series of preferred stock.  Unless required by law or by any stock exchange on which our common stock is listed in the future, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders.  Our board of directors is able to determine, with respect to any class or series of preferred stock, the terms and rights of that series including:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

•	restrictions on the issuance of shares of the same series or any other class or series; and

•	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us. See “—Authorized but Unissued Capital Stock” below.

On October 18, 2010, we designated 17,500 shares of our preferred stock as 1% Series A Convertible Preferred Stock, or “Series A Preferred,” by filing with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, or the “Certificate of Designation,” with respect to the Series A Preferred.  On June 3, 2013, all of the outstanding shares of our Series A Preferred Stock were exchanged for shares of our common stock pursuant to the Exchange Agreement and, as a result, no shares of our Series A Preferred Stock are outstanding.  In accordance with the Certificate of Designations, all shares of Series A Preferred have resumed the status of authorized but unissued shares of preferred stock, and will no longer be designated as Series A Preferred.

Class C Warrants and Class D Warrants

General. In connection with our financing completed in May 2009, we issued Class C warrants to purchase an aggregate of 885,000 shares of common stock and Class D warrants to purchase an aggregate of 415,000 shares of common stock. The Class C warrants and Class D warrants both expire in May 2014. The initial exercise prices of the Class C warrants and Class D warrants were $1.00 per share and $1.50 per share, respectively.  The warrants are subject to anti-dilution rights, which provide that the exercise price of the warrants shall be reduced if we make new issuances of our securities, with certain exceptions, below the warrants exercise prices to the price of such lower priced issuances. The Class C warrants and Class D warrants are non-redeemable. The warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants. This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average price per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants. As a result of a 1-for-10 reverse stock split that we effected on November 8, 2011, a 1-for-500 reverse stock split that we effected on March 5, 2012, the 1-for-500 reverse stock split effected on June 3, 2013 and the 1-for-12 reverse stock split effected on August 22, 2013, our Class C and D warrants are currently exercisable for an aggregate of approximately 1 share and 1 share of common stock, respectively, at an exercise price of $30,000,000 and $30,600,000 per share, respectively.

Fundamental Transactions. If, at any time while the warrants are outstanding, we (1) effect any reverse merger or consolidation, (2) effect any sale of all or substantially all of our assets, (3) are subject to or complete a tender offer or exchange offer, (4) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant.

Class H Warrants

General. In connection with our public offering completed in October 2009, we issued Class H warrants to purchase an aggregate of 17,250,000 shares of common stock at an exercise price of $1.30 per share, subject to adjustment. The Class H warrants will expire on October 14, 2014 at 5:00 p.m., New York City time. The Class H warrants are not redeemable. The exercise price and number of shares of common stock issuable on exercise of the Class H warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, Reverse Merger or consolidation. However, the Class H warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices. As a result of a 1-for-10 reverse stock split that we effected on November 8, 2011, a 1-for-500 reverse stock split that we effected on March 5, 2012, the 1-for-500 reverse stock split effected on June 3, 2013 and the 1-for-12 reverse stock split effected on August 22, 2013, our Class H warrants are currently exercisable for an aggregate of approximately 1 share of common stock at an exercise price of $39,000,000 per share.

Exercise. No Class H warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class H warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class H warrants. We have agreed to use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class H warrants until the expiration of the Class H warrants. However, we cannot assure you that we will be able to do so. The Class H warrants may be deprived of any value and the market for the Class H warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class H warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class H warrants reside.

No fractional shares will be issued upon exercise of the Class H warrants. Whenever any fraction of a share of common stock would otherwise be required to be issued or distributed upon exercise of the Class H warrants, the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with fractions of half of a share or less being rounded down and fractions in excess of half of a share being rounded up.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law, or “DGCL,” does not require stockholder approval for any issuance of authorized shares.  Additional shares of our common stock and preferred stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a Reverse Merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and  their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemption); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL.  We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Following completion of the Reverse Merger, we entered into indemnification agreements with Daniel Chinn, Phil Hartstein and Shimon Steinmetz and, following their appointment to our board of directors, we entered into indemnification agreements with each of the following members of our board of directors: Eric Benhamou, Michael Eisenberg and Alex Rogers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also expect to maintain directors and officers liability insurance and to enter into similar indemnification agreements with certain directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company under the DGCL or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our public warrants is Computershare Shareholder Services, Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.

Registration Rights

On June 3, 2013, in connection with the Reverse Merger, we entered into a registration rights agreement, which we refer to as the “Registration Rights Agreement,” with former stockholders of Finjan who hold, in the aggregate, 19,766,977 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger, as well as Hudson Bay and Iroquois.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 with the SEC covering the resale of all shares of our common stock held by such stockholders, on or before the 45th calendar day following the date of the Registration Rights Agreement, and to use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following its filing with the SEC.  We filed the registration statement required by the Registration Rights Agreement on July 16, 2013 and the Securities and Exchange Commission declared such registration statement effective as of April 15, 2014.

We are also obligated to maintain the effectiveness of the registration statement to be filed pursuant to the Registration Rights Agreement until the earliest of (1) the first date on which all the securities covered by such registration statement have been sold, and (2) the first date on which none of the securities included in the registration statement constitute “Registrable Securities” (as such term is defined in the registration rights agreement), including by virtue of the eligibility of such shares to be sold pursuant to Rule 144(b)(1) under the Securities Act without volume restrictions.  All expenses incurred in connection with the registration of securities pursuant to the Registration Rights Agreement will be borne by the Company.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law and our Certificate of Incorporation

Section 203 of the General Corporation Law of the State of Delaware.  We are a Delaware corporation and may in the future be subject to Section 203 of the DGCL.  In general, Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in certain ‘‘business combinations’’ with any ‘‘interested stockholder’’ for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66⅔% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a reverse merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Section 203 generally makes it more difficult for a person who is or would be an ‘‘interested stockholder’’ to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.

Classified Board of Directors

Pursuant to the terms of our certificate of incorporation, our board of directors is classified with respect to the terms for which its members hold office by dividing the members into three classes, with the terms of the directors of one class expiring at each annual meeting of our stockholders, subject to the appointment and qualification of their successors. As a result, the term for service on our board of directors expires for only a portion of our board of directors at each annual stockholder meeting. The classification of our board of directors into separate classes with staggered terms may delay or prevent a change of our board of directors as a whole or our management or a change in control of our company.

  PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees or secured parties as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, including as a gift or partnership distribution, in which case the donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, provided that an amendment or supplement to this prospectus is filed under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the donees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the first date on which none of the shares covered by this prospectus constitute “registrable securities” (as such term is defined in the Registration Rights Agreement).

Effect of Lock-up Agreements

On June 3, 2013, in connection with the Reverse Merger, we entered into Lock-Up Agreements with selling stockholders who hold, in the aggregate, the 19,766,977 shares of our common stock issued in the Reverse Merger that are being registered for resale pursuant to the registration statement of which this prospectus forms a part.  See “Shares Eligible for Future Sale—Lock-Up Agreements”  The restrictions on transfer contained in the Lock-Up agreements are subject to important exceptions, including an exception that permits each selling stockholders to sell their shares at a per share sale price of $6.72 or above. The foregoing market price exception to the restrictions on transfer set forth in the Lock-Up Agreements reflects the outcome of negotiations among the Company, the company’s pre-closing debt holders and representatives of the former Finjan stockholders (including negotiations with respect to the Closing Agreement and Exchange Agreement described elsewhere in this prospectus).  We cannot predict the future market price for our common stock and the foregoing market-price exception may permit the selling stockholders subject to the Lock-Up Agreements to sell some or all of their shares at any time following the effectiveness of the registration statement of which this prospectus forms a part, without restriction under the Lock-Up Agreements.

In addition, irrespective of our stock price, ten percent of each stockholder’s Lock-Up Shares will be automatically released from the restrictions set forth in the Lock-Up Agreements on the date the registration statement of which this prospectus forms a part is declared effective and on each monthly anniversary of such date; provided, however, that until the six-month anniversary of the Reverse Merger, the release of such stockholders’ Lock-Up Shares will be suspended to the extent (but only to the extent) that the percentage of each such stockholder’s Lock-Up Shares available for sale under the Lock-Up release provisions exceeds the percentage of shares issuable to Hudson Bay and Iroquois under the Exchange Agreement that are eligible for resale pursuant to an effective registration statement.

  LEGAL MATTERS

The validity of the common stock we and the selling stockholders are offering by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York.

  EXPERTS

Finjan’s financial statements as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012, and 2011, and its internal control over financial reporting as of December 31, 2013, which expressed an adverse opinion because of the existence of material weaknesses, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere in this Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. These reports, proxy statements and other information will also be available on the Internet website of the SEC referred to above and our website www.finjan.com (which is not part of this prospectus). We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accountant.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this document information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed with the SEC. Any information incorporated by reference is considered part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the following documents or information filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014;
•	Our Current Reports on Form 8-K, filed with the SEC on February 4, 2014, February 12, 2014, March 14, 2014, March 18, 2014, March 24, 2014 and April 8, 2014; and
•
The description of our common stock, par value $0.0001 per share, contained in the Registration Statement on Form S-1 (File No. 333-189984) filed with the SEC on July 16, 2013 and declared effective on April 15, 2014.

We also incorporate by reference into this prospectus all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (excluding any information furnished but not filed) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person (including any beneficial owner) to whom  this prospectus is delivered. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Finjan Holdings, Inc., 122 East 42nd Street, New York, New York 10168, (646) 755-3320. In addition, each document incorporated by reference is readily accessible on our website at https://finjan.com/. The information found on our website is not incorporated by reference in this prospectus as a result of the preceding cross-reference.

21,556,447 Shares
Common Stock

____________

PROSPECTUS

                    , 2014
____________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.           Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the shares. The registrant will pay all of these expenses. All expenses other than the SEC registration fee are estimated.

Approximate Amount

SEC Registration Fee	$35,283.58
Accounting Fees and Expenses	73,800
Legal Fees and Expenses	275,000

Miscellaneous	10,000

Total	$394,083.58

Item 15.           Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

 Our certificate of incorporation authorizes us to indemnify our directors and officers to the fullest extent authorized by the DGCL and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Item 16.                      Exhibits and Financial Statement Schedules

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement beginning on page II-6 hereof.

Item 17.                      Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 22, 2014.

FINJAN HOLDINGS, INC.

Date: April 22, 2014	By:	/s/ Philip Hartstein
Philip Hartstein
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*
Eric Benhamou	Director	April 22, 2014

*
Daniel Chinn	Director	April 22, 2014

*
Michael Eisenberg	Director	April 22, 2014

*
Edward Gildea	Director	April 22, 2014

*
Alex Rogers	Director	April 22, 2014

Glenn Daniel	Director	April 22, 2014

Harry Kellogg	Director	April 22, 2014

Michael Southworth	Director	April 22, 2014

/s/ Philip Hartstein
Philip Hartstein	President (principal executive officer)	April 22, 2014

/s/ Shimon Steinmetz
Shimon Steinmetz	Chief Financial Officer (principal financial and accounting officer)	April 22, 2014

*	By:	/s/ Philip Hartstein
Philip Hartstein
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of June 3, 2013, by and among Converted Organics, Inc. (now known as Finjan Holdings, Inc.) (the “Company”), COIN Merger Sub, Inc., and Finjan, Inc. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed June 3, 2013)

2.2	Asset Purchase Agreement between the Company and United Organic Products, LLC, dated January 21, 2008 (incorporated by reference to our current report Exhibit 2.02 on Form 8-K filed January 29, 2008)

2.3
Asset Purchase Agreement between the Company and Waste Recovery Industries, LLC, dated January 21, 2008 (incorporated by reference to Exhibit 2.03 to our current report on Form 8-K filed January 29, 2008)

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to our registration statement on Form SB-2 filed June 21, 2006)

4.2
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 9, 2008 (incorporated by reference to the form of Certificate of Amendment on Annex B to our definitive proxy statement on Schedule 14A filed March 5, 2008)

4.3
Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on August 10, 2009 (incorporated by reference to Exhibit 3.2 to our prospects on Form S-1 filed September 15, 2009)

4.4
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 30, 2010 (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed June 30, 2010)

4.5
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 14, 2011 (incorporated by reference to the form of Certificate of Amendment on Annex A to our definitive proxy statement on Schedule 14A filed May 2, 2011)

4.6
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 21, 2011 and effective November 8, 2011 (incorporated by reference to the form of Certificate of Amendment on Annex B to our definitive proxy statement on Schedule 14A filed May 2, 2011)

4.7
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 2, 2012 and effective March 5, 2012 (incorporated by reference to the form of Certificate of Amendment on Annex A to our definitive proxy statement on Schedule 14A filed January 17, 2012)

4.8
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 11, 2012 (incorporated by reference to the form of Certificate of Amendment on Annex A to our definitive proxy statement on Schedule 14A filed April 30, 2012)

4.9
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 31, 2013 and effective June 3, 2013 (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed June 3, 2013)

4.10
Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, dated October 18, 2010 (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed on October 18, 2010)

4.11	Amended and Restated Bylaws, adopted June 6, 2008 (incorporated by reference to Exhibit 3.2 to our current report on Form 8-K filed June 6, 2008

Exhibit Number	Exhibit Description
4.12	Amendment to the Bylaws, adopted September 10, 2010 (incorporated by reference to Exhibit 3.2 to our current report on Form 8-K filed September 13, 2010)

5.1	Opinion of Katten Muchin Rosenman LLP regarding the validity of the Shares registered (previously filed as Exhibit 5.1 with Amendment No. 3 to the Registration Statement on Form S-1)*

23.1	Consent of Marcum LLP**

23.2	Consent of Katten Muchin Rosenman LLP (contained in Exhibit 5.1)*

24	Power of Attorney (contained on signature page).**

*	Previously filed.
**	Filed herewith.